Exhibit 99

Mark A. Hellerstein and William E. McCracken
Elected to MDU Resources Board of Directors

BISMARCK, N.D. - July 24, 2013 - MDU Resources Group, Inc. (NYSE:MDU) today announced that Mark A. Hellerstein and William E. McCracken have been elected to the company's board of directors, effective August 1.

“Mark and Bill bring a tremendous depth of senior leadership experience, both in the executive office and the boardroom, as well as expertise in key areas that can help guide MDU Resources' continued growth,” said MDU Resources Chairman Harry J. Pearce. “Mark has extensive experience in oil and natural gas development, which is one of our growth centers, as well as outstanding experience as a chief financial officer. Bill's technology experience will be invaluable in today's business environment, and he also is a leader on corporate governance issues.”

In addition to their general board responsibilities, Hellerstein will serve on the board's Audit Committee and McCracken will serve on the Nominating and Governance Committee.

Hellerstein is the retired president, chief executive officer and board chairman of St. Mary Land & Exploration Company (now SM Energy Company). He led St. Mary's growth from an $80 million private company to a $2.5 billion public company listed on the NYSE. His 17-year career at the company also included positions as executive vice president and chief financial officer.

Prior to joining St. Mary, Hellerstein's career included positions as chief financial officer for CoCa Mines Inc., American Golf Corporation and Worldwide Energy Corporation. He is a former board member of Transocean Inc. His leadership has been recognized with induction into the Rocky Mountain Oil and Gas Hall of Fame, and Ernst & Young has named Hellerstein both national and Rocky Mountain Entrepreneur of the Year. Hellerstein has a bachelor's degree in accounting from the University of Colorado.

McCracken is the retired chief executive officer and board chairman of CA Technologies, one of the world's largest information technology management software companies. He currently serves as an executive advisor to the company.

Prior to joining CA Technologies, McCracken had a 36-year career with IBM Corp. He held a number of executive positions including membership in the Chairman's Worldwide Management Council, composed of the corporation's top 30 senior executives; general manager of IBM's printing division; president of IBM's EMEA and Asia PC Company; and general manager of marketing, sales and distribution for IBM PC Company. He is former president of Executive Consulting Group LLC, and a former board member of IKON Office Solutions Inc. (now part of Ricoh Company).

McCracken was named one of the top 100 most influential people in the boardroom in 2009 by the National Association of Corporate Directors (NACD), and he currently is a member of the NACD board. He served on that organization's Blue Ribbon Commission on Risk Governance and co-chaired its Blue Ribbon Commission on Board Diversity. He recently was elected co-chair of the Millstein Center for Global Markets and Corporate Ownership at Columbia University and chairs the Chairman's Forum.

He is chairman of the board of Lutheran Social Ministries of New Jersey, one of the state's largest providers of affordable housing and a member of the board of PENCIL, a nonprofit organization that partners businesses with public schools in New York City. He has a bachelor's of science degree in physics and mathematics from Shippensburg University.

Media Advisory - Photos of Mark A. Hellerstein and William E. McCracken are available for downloading at http://www.mdu.com/news/photos/

MDU Resources Group, Inc., a member of the S&P MidCap 400 index, provides value-added natural resource products and related services that are essential to energy and transportation infrastructure, including regulated utilities and pipelines, exploration and production, and construction materials and services companies. For more information about MDU Resources, see the company's Web site at www.mdu.com or contact the Investor Relations Department at investor@mduresources.com.

Financial contacts:
Phyllis A. Rittenbach, director of investor relations, (701) 530-1057

Media contacts:
Rick Matteson, director of communications and public affairs, (701) 530-1700
Laura Lueder, corporate public relations manager, (701) 530-1095